Exhibit 10.5.1

Amendment to Severance Agreement

The Severance Agreement (the “Severance Agreement”) dated June 11, 2004 between Dynex Capital, Inc. (the “Company”) and Stephen J. Benedetti (the “Executive”) is hereby amended in the following respects in order to comply with Section 409A of the Internal Revenue Code, as amended, and applicable guidance issued thereunder (collectively, “Code Section 409A”):

1.           Section 5(a)(iii) of the Severance Agreement shall be replaced in its entirety with the following:

(iii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies in accordance with the terms of such plan, program, policy or practice, or contract or agreement (including time and form of payment if payable in a different form or time than provided in this Section 5(a)) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

2.           Section 5(c) of the Severance Agreement shall be amended by adding the following to the end:

The Other Benefits and any payments that may be due Executive under the 2004 Stock Incentive Plan shall be paid in accordance with the timing of the applicable governing documents.

3.           Section 5(d)(i) of the Severance Agreement shall be amended by adding the following to the end:

Any such accrued salary and bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  Any deferred compensation or Other Benefits shall be paid in accordance with the terms of the applicable governing documents.

4.           Section 8 of the Severance Agreement shall be amended by adding the following to the end:

In the event any payments or benefits are to be reduced, the Company shall reduce or eliminate the payments to the Executive by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating those payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid or provided the farthest in time from the date of determination.  Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

5.           The Severance Agreement shall be amended by adding the following new Section 11 to the end:

11.           Code Section 409A Compliance.

(a)                      The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)                      Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder).

(c)                      A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service.  If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six- month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death.  In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence.  On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)                      With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)                      If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f)                      When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

(g)                      Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Employment Agreement on this 31st day of December, 2008 to be effective on January 1, 2009.

/s/ Stephen J. Benedetti
Stephen J. Benedetti

DYNEX CAPITAL, INC.

By: /s/ Thomas B. Akin
Name:   Thomas B. Akin
Title:     Chairman and Chief Executive Officer